Exhibit 99.1

LITHIA MOTORS ACQUIRES AUTOMOTIVE GROUP IN GRAND FORKS

Lithia’s First Stores in North Dakota

MEDFORD, OR. October 5, 2006 (12:00 p.m. PDT) – Lithia Motors, Inc. (NYSE: LAD) the country’s eighth-largest automotive dealership group, today announced its acquisition of stores in Grand Forks, North Dakota. The acquisition is a combination of both domestic and import brands with annualized revenues of approximately $85 million. Lithia has now completed the acquisition of seven stores with approximately $255 million in annualized revenues in 2006.

Lithia’s Chairman and CEO Sid DeBoer commented, “This is Lithia’s first acquisition in the state of North Dakota. We now have operations in 14 states and with this acquisition we have eight stores located in successful Midwestern markets. We purchased one store earlier this year in La Crosse, Wisconsin; we have two stores in Sioux Falls, South Dakota; three stores in Omaha, Nebraska; and now these stores in Grand Forks, North Dakota. These are the types of communities where Lithia’s focus on value, customer service, and community involvement lead to successful operations.”

About Lithia
Lithia Motors, Inc. is a Fortune 700 and Russell 2000 Company. Lithia sells 25 brands of new vehicles at 98 stores which are located in 40 markets within 14 states. Internet sales are centralized at www.Lithia.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 103,333 new and used vehicles and had $2.9 billion in total revenue in 2005.

Additional Information
For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com – go to Investor Relations

Forward Looking Statements
This press release includes forward looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company’s filings with the SEC. Specific risks in this press release include the estimated annualized revenue at the new stores and Lithia’s value and customer oriented focus leading to successful operations.